EXHIBIT 99.1

GEOGLOBAL PROVIDES UPDATE ON MYRA-1 DRILLING

Calgary, Alberta, Canada, September 6, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE MKT: GGR) today announced that the Myra-1 well reached a final Total Vertical Depth Subsea (“TVDSS”) of approximately 5,200 metres. Based on logging performed during the drilling, sands were encountered in the Miocene but they appeared to be water saturated and no significant quantities of hydrocarbons were detected.

GeoGlobal and its partners in the well have decided to perform wire line logging at a total cost of US$1.7 million to definitively determine the presence of any hydrocarbons in the well and to gather geological information with respect to the Myra license which may also prove useful with respect to making future drilling decisions at both the Myra and Sara licenses. Following the completion of wire line logging, the Noble Homer Ferrington semi-submersible drill rig will be moved to the Sara-1 location, which the Company expects to happen by the end of September.

“We sidetracked this well in response to a previous loss of circulation event,” said Paul B. Miller, President and CEO of GeoGlobal. “Although no significant hydrocarbons were detected, the sidetracking was successful in drilling through the major geological markers in the basin. This information is critical to further refining our geological model for the block and the basin as a whole. We believe there are other potential gas targets at Myra, as well as the Myra High potential oil target that we have yet to evaluate. The Company will use the information it has gained through the sidetrack to further evaluate the potential in Myra and to refine the existing geological model for the Sara-1 location. The Company is looking forward to continuing its exploration program in Israel.”

The Sara-1 location is approximately 60 kilometers off the coast of Israel, in approximately 1,400 meters of water. The Sara-1 well is planned to be drilled vertically to approximately 4,000 meters TVDSS and is anticipated to take approximately 50 days to drill.

Conference Call
GeoGlobal intends to host a conference call to provide an update on its drilling activities in Israel on Friday September 14, 2012. Details for the call are to follow.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling and spudding activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption "Risk Factors" in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	Debby Communications Moshe Debby
Phone: +1-403-777-9250 Email: info@geoglobal.com	Phone : +1-972-3-5683000 Email : moshe@debby.co.il

The Equicom Group
Dave Feick, Managing Director, Western Canada
Phone: +1-403-218-2839 Email: dfeick@equicomgroup.com